Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE) — February 22, 2022--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 29, 2022. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “We ended fiscal 2021 on a very strong note with a fourth consecutive record quarter. Our fiscal year net income of $41.88 per share exceeds any annual performance in our history. Importantly, during the year, we returned $866 million to our shareholders through dividends and share buyback, while still ending the year with $717 million in cash.”

Due to the significant impact of COVID-19 on prior year figures, this release will include certain comparisons to 2019 to provide additional context.

Highlights of the Fourth Quarter (compared to the prior year fourth quarter unless otherwise noted):

•Comparable retail sales increased 37%
•Comparable retail sales increased 12% compared to the fourth quarter of 2019
•Net income of $321.2 million compared to net income of $67.0 million
•Net income of $16.61 per share compared to net income of $3.05 per share
•Retail gross margin of 41.4% of sales compared to 31.9% of sales
•Operating expenses were $440.9 million (20.9% of sales) compared to $335.8 million (21.4% of sales)
•Record cash flow provided by operations (52 weeks) of $1.280 billion compared to $0.253 billion
•Share repurchase of $150.8 million (approximately 615,000 shares)
•Ending cash of $716.8 million compared to $360.3 million

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended January 29, 2022 of $321.2 million, or $16.61 per share, compared to net income of $67.0 million, or $3.05 per share, for the prior year fourth quarter. Included in net income for the 13 weeks ended January 29, 2022 is a net tax benefit of $18.0 million ($0.93 per share) due to the deduction related to that portion of the special dividend of $15 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the quarter.

Included in net income for the prior year fourth quarter are pretax asset impairment and store closing charges of $10.7 million ($8.4 million after tax or $0.38 per share). Also Included in net income for the prior year fourth quarter is a net tax expense of $19.4 million ($0.88 per share) attributable to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), partially offsetting the related net tax benefit recognized during the first 39 weeks of 2020.

Sales

Net sales for the 13 weeks ended January 29, 2022 and the 13 weeks ended January 30, 2021 were $2.113 billion and $1.570 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total retail sales (which excludes CDI) for the 13-week period ended January 29, 2022 and the 13-week period ended January 30, 2021 were $2.078 billion and $1.521 billion, respectively. Total retail sales increased 37% for the 13-week period ended January 29, 2022. Sales in comparable stores for the period increased 37%.

Compared to the fourth quarter of 2019, comparable retail sales increased 12% for the fourth quarter of 2021. Also, comparing to the fourth quarter of 2019, sales of cosmetics and juniors' and children's apparel significantly outperformed the other categories.

Gross Margin / Inventory

Consolidated gross margin for the 13 weeks ended January 29, 2022 improved significantly to 40.8% of sales compared to 31.1% of sales for the prior year fourth quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended January 29, 2022 improved significantly to 41.4% of sales compared to 31.9% of sales for the prior year fourth quarter.

Compared to the fourth quarter of 2019, retail gross margin for the fourth quarter of 2021 improved 1116 basis points of sales to 41.4% of sales from 30.2% of sales.

Management attributes the substantial improvement in gross margin to continued strong consumer demand and better inventory management leading to decreased markdowns in the fourth quarter of 2021.

Inventory decreased approximately 1% at January 29, 2022 compared to January 30, 2021.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended January 29, 2022 were $440.9 million (20.9% of sales) compared to $335.8 million (21.4% of sales) for the prior year fourth quarter.

Compared to the fourth quarter of 2019, retail operating expenses for the fourth quarter of 2021 decreased 318 basis points of sales to $439.0 million (21.1% of sales) from $456.7 million (24.3% of sales). The decrease is primarily due to decreased payroll and payroll-related expenses as the Company continues to operate with reduced operating hours and fewer associates.

52-Week Results

Highlights of the Fiscal Year (compared to the prior fiscal year unless otherwise noted):

•Total retail sales increased 53%
•Comparable retail sales increased 8% compared to fiscal year 2019
•Net income of $862.5 million compared to a net loss of $71.7 million
•Net income of $41.88 per share compared to a net loss of $3.16 per share
•Retail gross margin of 42.9% of sales compared to 29.4% of sales
•Operating expenses were $1,536.5 million (23.7% of sales) compared $1,211.5 million (28.2% of sales)
•Share repurchase of $561.1 million (approximately 3.2 million shares)

Dillard’s reported net income for the 52 weeks ended January 29, 2022 of $862.5 million, or $41.88 per share, compared to a net loss of $71.7 million, or $3.16 per share, for the prior year 52-week period. Included in net income for the 52 weeks ended January 29, 2022 is a pretax gain of $24.7 million ($19.5 million after tax or $0.95 per share) primarily related to the sale of three store properties. Also included in net income for the 52 weeks ended January 29, 2022 is a net tax benefit of $18.0 million ($0.88 per share) due to the deduction related to that portion of the special dividend of $15 per share that was paid to the Dillard's, Inc. Investment and Employee Stock Ownership Plan during the year.

Included in the net loss for the prior year is a pretax loss of $2.2 million ($1.4 million after tax or $0.06 per share) primarily related to the sale of a store property and $10.7 million ($8.4 million after tax or $0.37 per share) in asset impairment charges. Also included in the net loss for fiscal year 2020 is a net tax benefit of $45.2 million ($1.99 per share) related to the CARES Act.

Net sales for the 52 weeks ended January 29, 2022 and the 52 weeks ended January 30, 2021 were $6.493 billion and $4.301 billion, respectively.

Total retail sales for the 52-week period ended January 29, 2022 and the 52-week period ended January 30, 2021 were $6.375 billion and $4.160 billion, respectively. Total retail sales increased 53% for the 52-week period ended January 29, 2022. The Company is reporting no comparable store sales data for the fiscal year due to COVID19-related store closures in the first and second quarters of 2020.

Compared to the fiscal year 2019, total retail sales for the 52-week periods ended January 29, 2022 and February 1, 2020 were $6.375 billion and $6.012 billion, respectively, an increase of 6%. Comparable store retail sales for the 2021 fiscal year compared to the 2019 fiscal year increased 8%.

Consolidated gross margin for the 52 weeks ended January 29, 2022 improved significantly to 42.3% of sales from 28.6% of sales for the prior year 52-week period.

Retail gross margin for the 52 weeks ended January 29, 2022 improved significantly to 42.9% of sales from 29.4% of sales for the prior year 52-week period.

Compared to fiscal year 2019, retail gross margin improved 1033 basis points of sales to 42.9% of sales from 32.6% of sales.

Consolidated operating expenses for the 52 weeks ended January 29, 2022 increased $325.0 million to $1,536.5 million (23.7% of sales) compared to $1,211.5 million (28.2% of sales) for the prior year 52-week period.

Compared to fiscal year 2019, retail operating expenses decreased 401 basis points of sales to $1,529.8 million (24.0% of sales) from $1,684.3 million (28.0% of sales). The decrease is primarily due to decreased payroll and payroll-related expenses.

Share Repurchase

During the 52 weeks ended January 29, 2022 the Company purchased $561.1 million (approximately 3.2 million shares) of Class A Common Stock under its share repurchase programs. As of January 29, 2022, authorization of $112.0 million remained under the May 2021 Plan.

Total shares outstanding (Class A and Class B Common Stock) at January 29, 2022 and January 30, 2021 were 18.8 million and 22.0 million, respectively.

Store Information

Dillard's will open a new 160,000 square foot location at University Place in Orem, Utah in mid-March 2022, replacing Provo Towne Centre in the same market (200,000 square feet). The Company will replace a leased building at Westgate Mall in Amarillo, Texas with a newly remodeled owned facility in the fall of 2022.

The Company operates 250 Dillard’s locations and 30 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at January 29, 2022 was 47.7 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				52 Weeks Ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,113.1	100.0%	$1,570.3	100.0%	$6,493.0	100.0%	$4,300.9	100.0%
Service charges and other income	40.3	1.9	44.0	2.8	131.3	2.0	132.3	3.1
	2,153.4	101.9	1,614.3	102.8	6,624.3	102.0	4,433.2	103.1

Cost of sales	1,250.1	59.2	1,082.1	68.9	3,747.7	57.7	3,069.1	71.4
Selling, general and administrative expenses	440.9	20.9	335.8	21.4	1,536.5	23.7	1,211.5	28.2
Depreciation and amortization	52.8	2.5	58.1	3.7	199.3	3.1	213.4	5.0
Rentals	7.4	0.4	5.9	0.4	22.6	0.3	22.2	0.5
Interest and debt expense, net	10.2	0.5	11.8	0.8	43.1	0.7	49.1	1.1
Other expense	2.1	0.1	2.1	0.1	11.4	0.2	8.4	0.2
Gain (loss) on disposal of assets	—	0.0	—	0.0	24.7	0.4	(2.2)	(0.1)
Asset impairment and store closing charges	—	0.0	10.7	0.7	—	0.0	10.7	0.2
Income (loss) before income taxes	389.9	18.5	107.8	6.9	1,088.4	16.8	(153.4)	(3.6)
Income taxes (benefit)	68.7		40.8		225.9		(81.7)
Net income (loss)	$321.2	15.2%	$67.0	4.3%	$862.5	13.3%	$(71.7)	(1.7)%

Basic and diluted earnings (loss) per share	$16.61		$3.05		$41.88		$(3.16)
Basic and diluted weighted average shares	19.3		22.0		20.6		22.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	January 29, 2022	January 30, 2021
Assets
Current Assets:
Cash and cash equivalents	$716.8	$360.3
Accounts receivable	39.8	36.7
Merchandise inventories	1,080.2	1,087.8
Federal and state income taxes	—	118.4
Other current assets	77.9	58.7
Total current assets	1,914.7	1,661.9

Property and equipment, net	1,190.2	1,289.3
Operating lease assets	42.9	47.6
Deferred income taxes	28.9	23.5
Other assets	68.9	70.2

Total Assets	$3,245.6	$3,092.5

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$886.2	$758.4
Current portion of long-term debt and finance lease liabilities	44.8	0.7
Current portion of operating lease liabilities	11.7	13.8
Federal and state income taxes	23.5	—
Total current liabilities	966.2	772.9

Long-term debt and finance lease liabilities	321.3	365.8
Operating lease liabilities	31.0	33.4
Other liabilities	275.9	279.4
Subordinated debentures	200.0	200.0
Stockholders' equity	1,451.2	1,441.0

Total Liabilities and Stockholders' Equity	$3,245.6	$3,092.5

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended
	January 29, 2022	January 30, 2021
Operating activities:
Net income (loss)	$862.5	$(71.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	201.4	216.3
Deferred income taxes	(7.4)	(23.9)
(Gain) loss on disposal of assets	(24.7)	2.2
Proceeds from insurance	2.9	7.7
Gain from insurance proceeds	—	(0.6)
Loss on extinguishment of debt	2.8	—
Asset impairment and store closing charges	—	10.7
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3.1)	9.5
Decrease in merchandise inventories	7.6	377.2
Increase in other current assets	(23.8)	(11.8)
Increase in other assets	(3.8)	—
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	122.6	(123.3)
Increase (decrease) in income taxes	143.0	(139.4)
Net cash provided by operating activities	1,280.0	252.9

Investing activities:
Purchase of property and equipment and capitalized software	(104.3)	(60.4)
Proceeds from disposal of assets	29.3	1.5
Proceeds from insurance	3.8	10.3
Distribution from joint venture	1.5	0.2
Net cash used in investing activities	(69.7)	(48.4)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.7)	(1.2)
Cash dividends paid	(305.2)	(14.0)
Purchase of treasury stock	(544.9)	(102.9)
Issuance cost of line of credit	(3.0)	(3.2)
Net cash used in financing activities	(853.8)	(121.3)

Increase in cash and cash equivalents	356.5	83.2
Cash and cash equivalents, beginning of period	360.3	277.1
Cash and cash equivalents, end of period	$716.8	$360.3

Non-cash transactions:
Accrued capital expenditures	$5.9	$6.7
Accrued purchase of treasury stock	16.2	—
Stock awards	2.5	2.4
Lease assets obtained in exchange for new operating lease liabilities	9.6	14.9

Estimates for 2022
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2023 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2022	2021
	Estimated	Actual
Depreciation and amortization	$190	$199
Rentals	23	23
Interest and debt expense, net	42	43
Capital expenditures	150	104

Forward-Looking Information
This report contains certain forward-looking statements. The following are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for fiscal 2022 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions including inflation and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent, changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard's, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com